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Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Stockholders of Coldwater Creek Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-110932, 333-82260, 333-60099, and 333-31699) on Forms S-8 of Coldwater Creek Inc. of our reports dated April 12, 2005, with respect to the consolidated balance sheets of Coldwater Creek Inc. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years ended January 29, 2005 and January 31, 2004 and the eleventh-month transition period ended February 1, 2003, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 and the effectiveness of internal control over financial reporting as of January 29, 2005, which reports appear in the January 29, 2005 annual report on Form 10-K of Coldwater Creek Inc.

        Our report dated April 12, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 29, 2005, expresses our opinion that Coldwater Creek Inc. did not maintain effective internal control over financial reporting as of January 29, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain policies and procedures relative to the selection, monitoring and review of lease accounting practices to ensure that related leasing transactions were accounted for in accordance with generally accepted accounting principles. As a result of this deficiency, annual rent expense in prior periods had been understated. On March 9, 2005, the Company announced that it would restate certain of its previously issued financial statements to reflect the correction of errors in the Company's lease accounting.

        Our report dated April 12, 2005, on the consolidated financial statements of Coldwater Creek Inc. and subsidiaries contains an explanatory paragraph indicating that the Company restated its fiscal 2003 and fiscal 2002 consolidated financial statements in order to correct an error in accounting for rent expense.

KPMG LLP

Boise, Idaho
April 12, 2005

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  Exhibit 23